EXHIBIT 10.27

May 28, 2014

Khursheed Anwer

Dear Khursheed:

Celsion Corporation, a Delaware corporation ("Celsion"), is pleased to extend to you an offer of employment with Celsion as Executive Vice President and CSO Nucleic Acid Therapy, pending the closing of the purchase of substantially all of the assets and assumption of certain specified liabilities of Egen, Inc., an Alabama corporation ("EGEN"), by Celsion pursuant to that certain Asset Purchase Agreement dated on or about the date hereof, by and between Celsion and EGEN (the "Purchase Agreement"). This offer of employment is contingent on the closing of the transactions contemplated by the Purchase Agreement (the "Acquisition") and will be effective from and after the date of the closing of the Acquisition ("Closing Date"), subject to your execution and delivery of this offer letter and the Employee Proprietary Information Agreement attached hereto (the "Proprietary Information Agreement"). PLEASE NOTE THAT THIS OFFER OF EMPLOYMENT AND THE PROPRIETARY INFORMATION AGREEMENT WILL BE NULL AND VOID AND OF NO FORCE AND EFFECT IF THE ACQUISITION DOES NOT CLOSE AND THE PURCHASE AGREEMENT IS TERMINATED.

This offer letter, along with the Employee Proprietary Information Agreement and the other documents referred to herein, is the complete agreement regarding the terms and conditions of your employment and will supersede and replace any prior agreements (written or verbal) between you and Celsion and/or you and EGEN ("Prior Agreements"). By accepting this offer of employment with Celsion, you acknowledge and agree that upon the closing of the Acquisition, any Prior Agreements (including, without limitation, the Employment

Agreement and Non-Disclosure, Non-Competition and Transfer of Intellectual Property Rights Agreement between you and EGEN dated: January 11, 2005 , will be null and void and you will no longer be eligible for any benefits or payments under any such agreements.

Your starting salary with Celsion will be $11,461.54 every two weeks, which is $298,000 on an annualized basis. Your salary will be paid bi-weekly in arrears. Salary payments can be electronically deposited into a checking/savings account of your choosing. Additionally,

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You will eligible for an annual bonus, with a target bonus of 40% (range 0% - 40%) of your annual base salary, contingent upon meeting personal goals and company objectives established by Celsion. Your bonus for 2014 will be pro- rated for the time you are employed by Celsion. Your actual bonus amount each year, if any, will be determined by Celsion's Compensation Committee (or its delegate) in its sole discretion. You will be eligible for a bonus for a particular year only if you are employed with Celsion through the date the bonus is paid.

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Subject to approval by the board of directors of Celsion (the "Board of Directors"), you will be granted an option to purchase 30,000 shares of Celsion common stock. This option grant will vest in equal annual installments over four (4) years measured from the Closing Date, subject in each case to your continued employment with Celsion through the applicable vesting date. The per-share exercise price of the option will be the per-share closing price of Celsion stock on the date of the approval of the Board of Directors of this grant. The option will be granted under, and subject to the terms of, Celsion's stock incentive plan and standard form of option agreement under the plan. You will be considered for a discretionary stock option award in 2015 and annually thereafter.

•	In addition, you will be eligible for the benefits set forth in the Retention and Severance Agreement attached hereto.

•	Subject to the approval of the Board of Directors, you will also be granted 5,000 shares of Celsion stock vesting on the date of approval.

As a member of our professional staff, your position is salaried and exempt from federal wage-hour law. You will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek. Your employment is at will. You or Celsion may terminate our employment relationship at any time with or without cause or notice. As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

You will be eligible for a benefits package made generally available to Celsion employees, currently including medical, dental, life insurance, voluntary life insurance, short and long term disability and participation in a 401(k) plan (which currently includes matching contributions), subject in each case to terms of the applicable program as in effect from time to time. Medical, dental and life insurance coverage will continue under your current programs and will be subject to renewal in December 2014 as part of Celsion's annual renewal process. Subject to Celsion's vacation policy in effect from time to time, your annual vacation allowance is four (4) weeks per year, accrued per pay period, and your vacation allowance for 2014 will be at a pro rata percentage of a full year calculated from your first day of employment.

In addition, you are eligible for holiday, sick and personal days. Personal day allowance for 2014 has restrictions as specified in our Employee Handbook. Details of the entire benefits package will be given to you on your first day of employment.

The terms of your employment shall be governed by the laws of the State of Alabama. All forms of compensation referred to in this letter are subject to all applicable tax withholding. Except for such withholding, you will be responsible for your own tax liability imposed with respect to such compensation. This letter and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. Celsion may assign its rights under this letter to any entity that assumes Celsion's obligations hereunder in connection with any sale or transfer of all or a substantial portion of Celsion' s assets to such entity.

Your employment start date is the Closing Date. On your first day of employment with Celsion, please bring documentation for the purpose of completing the I-9 Form which authorizes your employment in the United States. Please sign and return this letter via mail or fax to me at (609) 482-4499 no later than June 2, 2014 to indicate your acceptance of this position.

If you have any questions about the contents of this letter or about your potential employment with Celsion Corporation, please contact Jeffrey Church at (609) 896-9100.

On behalf of the Management and Employees of Celsion, I sincerely welcome you and wish to express our excitement with your decision to join Celsion Corporation.

Sincerely,

Michael H. Tardugno

Michael H. Tardugno

ACCEPTED:

Khursheed Anwer	June 2, 2014

NAME	Date

May 28, 2014

Khursheed Anwer

Re: Retention and Severance Agreement

Dear Khursheed:

Celsion Corporation, a Delaware corporation ("Celsion"), is pleased to offer you a retention bonus opportunity and certain severance protections on the terms and conditions described below in this letter, pending the closing of the purchase of substantially all of the assets and the assumption of certain specified liabilities of Egen, Inc., an Alabama corporation ("EGEN"), by Celsion pursuant to that certain Asset Purchase Agreement dated on or about the date hereof, by and between Celsion and EGEN (the "Purchase Agreement"). This letter agreement is contingent on the closing of the transactions contemplated by the Purchase Agreement (the "Acquisition") and will be effective from and after the date of the closing of the Acquisition ("Closing Date"), subject to your execution and delivery of this letter agreement. PLEASE NOTE THAT THIS LETTER AGREEMENT WILL BE NULL AND VOID AND OF NO FORCE AND EFFECT IF THE ACQUISITION DOES NOT CLOSE AND THE PURCHASE AGREEMENT IS TERMINATED.

This letter agreement, along with your offer letter with Celsion entered into concurrently herewith, is the complete agreement regarding the subject matter hereof and will supersede and replace any prior agreements (written or verbal) between you and Celsion and/or you and EGEN ("Prior Agreements"). By accepting this letter agreement with Celsion, you acknowledge and agree that upon the closing of the Acquisition, any Prior Agreements will be null and void and you will no longer be eligible for any benefits or payments under any such agreements.

I.     Retention Stock Award. Subject to approval by the board of directors of Celsion (the "Board of Directors"), you will be granted an award of 35,000 restricted shares of Celsion common stock. This award will vest in one installment on the date that is Thirty-six (36) months after the Closing Date (the "Vesting Date") subject to your continued employment with Celsion through the Vesting Date. If your employment with Celsion terminates for any reason prior to the Vesting Date, your unvested shares will be forfeited to Celsion without any payment or other consideration. The award will be granted under, and subject to the terms of, Celsion's Stock Incentive Plan and standard form of restricted stock award agreement under the plan.

2.     Retention Bonus. In addition, if your employment with Celsion continues through the Vesting Date, you will be entitled to a retention bonus of $150,000, such amount to be paid in cash in a lump sum within thirty (30) days after the Vesting Date.

3.     Severance Benefits. If your employment with Celsion is terminated by Celsion without Cause (as defined below), you will be entitled to receive as severance (a) payment of twelve (12) months of your base salary at the rate in effect on your termination date (such amount to be paid in installments in accordance with Celsion's regular payroll practices commencing on the sixtieth (60th) day after your termination date); and (b) payment or reimbursement by the Company of your premiums to continue health coverage for you and your eligible dependents under COBRA for twelve (12) months following your termination. Your right to receive these severance benefits is conditioned on (1) your signing and delivering to Celsion a separation agreement and release of claims in a form acceptable to Celsion within forty-five (45) days following the date of termination of your employment (and not revoking such agreement and release within any revocation period provided by applicable law), and (2) your compliance in all material respects with your obligations under your nondisclosure, confidentiality, invention assignment or similar agreement(s) with Celsion or EGEN and all similar company policies (together, your "Continuing Obligations").

For purposes of this letter, "Cause" shall mean: (a) your unauthorized use or disclosure of Celsion' s confidential information or trade secrets; (b) your material breach of any agreement between you and Celsion; (c) your material failure to comply with Celsion's written policies or rules; (d) your conviction of, or plea of "guilty" or "no contest" to, any felony or any misdemeanor that includes a punishment of imprisonment under the laws of the United States or any State thereof; (e) your gross negligence or willful misconduct in performance of your material duties to Celsion; or (f) your continuing failure to perform assigned material duties for Celsion after receiving written notification of such failure from your supervisor or the Board of Directors.

4.     Taxes. Celsion will withhold required federal, state and local taxes from any and all payments contemplated by this letter. Except for such withholding rights, you will be responsible for your own tax liability imposed with respect to such payments. It is intended that any amounts payable under this letter shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and the provisions of this letter will be construed and interpreted in accordance with such intent.

5.     Confidentiality. You will hold this letter and its terms and conditions in confidence and not disclose them at any time (whether during or after your employment with Celsion) to any other person, unless compelled by lawful process and except for disclosures to your spouse and/or legal or tax professionals (each of whom, as a condition of such disclosure to them, must similarly agree to hold such information in confidence).

6.     Miscellaneous. For as long as you are employed by Celsion, you agree to continue to fulfill your duties, comply with all applicable company policies, and use your best efforts to advance the interests of Celsion. However, nothing contained in this letter constitutes an employment or service commitment by Celsion (or any of its affiliates), affects your status as an employee at will who is subject to termination without cause at any time, or interferes in any way with Celsion' s right (or the right of its affiliates) to change your compensation or other terms of employment at any time. This letter contains all of the terms and conditions of the retention and severance arrangements described herein and supersedes all prior understandings and agreements, written or oral, between you and Celsion with respect thereto. You agree that your Continuing Obligations will survive any termination of your employment, and you affirm and agree to continue to abide by your Continuing Obligations. You represent that you have not previously breached any of your Continuing Obligations. This letter may be amended only by a written agreement, signed by an authorized officer of Celsion that expressly refers to this letter. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of Alabama without regard to the conflicts of laws principles thereof.

If this letter accurately reflects our understanding regarding these matters, please indicate your acceptance by signing this letter below and returning it to me. A duplicate copy of this letter is included for your records. If you have any questions about the contents of this letter, please contact Jeffrey Church at (609) 896-9100.

Sincerely,

Michael H. Tardugno

Michael H. Tardugno

ACCEPTED:

Khursheed Anwer	June 2, 2014

NAME	Date